CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated September 12, 2024, relating to the financial statement of Diamond Hill Securitized Credit Fund, as of September 11, 2024, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Preliminary Prospectus and “Portfolio Holdings Disclosures” and “Independent Registered Public Accounting Firm” in the Preliminary Statement of Additional Information.

/s/Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
September 25, 2024